Exhibit 99.1

One Equity Partners Open Water I Corp.

Obtains Stockholder Approval to Terminate Before Year-End

NEW YORK, New York, December 1, 2022 - One Equity Partners Open Water I Corp. (Nasdaq: OEPW.U, OEPW and OEPWW) (the “Company”) held a special meeting of stockholders on December 1, 2022, at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, 50th Floor, New York, New York 10022 (the “Special Meeting”). At this Special Meeting, stockholders approved certain amendments to its amended and restated certificate of incorporation (the “Charter”), to allow the the Company to amend the date by which the Company must consummate a business combination from January 26, 2023 to December 8, 2022 (such date, the “Early Termination Date” and such amendment, the “Early Termination Amendment”).

On December 1, 2022, following the Special Meeting, the board of directors of the Company filed the Early Termination Amendment. The last day of trading of the Company’s public shares, warrants and units on the Nasdaq Stock Market LLC will be December 8, 2022.

Because the Company will not be able to complete an initial business combination by the Early Termination Date, the Company is obligated to redeem the remaining public shares as promptly as possible, but not more than ten business days after the Early Termination Date (the “Mandatory Redemption”). The Company expects to complete the Mandatory Redemption on or about December 9, 2022. The redemption price per share in connection with the Mandatory Redemption is will be $10.00.

For more information, including specific information regarding the Mandatory Redemption, please see the definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 9, 2022.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early termination of the Company, anticipated redemptions, liquidation and dissolution. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval to effect the proposed amendment to the Charter. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Media Contact:

Charlyn Lusk

Stanton

clusk@stantonprm.com

(646) 502-3549